SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of October 31, 2007, between Kings Road Entertainment, Inc., a Delaware corporation (the “Company”) and West Coast Pictures, LLC, a California limited liability company (the “Purchaser”).

RECITALS

WHEREAS, the Company has authorized the sale and issuance to the Purchaser of an aggregate of 4,450,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 (the “Common Stock”); and

WHEREAS, the Purchaser desires to purchase and the Company desires to sell the Shares on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. SALE OF SHARES AND CLOSING.
1.1 PURCHASE AND SALE. Pursuant to the terms and conditions set forth in this Agreement, the Company agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase the Shares in exchange for (i) Three Hundred Twenty Five Thousand US Dollars ($325,000) (the “Purchase Price”) and (ii) the Purchaser’s commitment to contribute the five (5) film assets listed on Schedule 3.5 (the “Purchaser Film Assets”) to joint ventures (“Joint Ventures”) in which the Company will participate. The Purchaser believes that the Company will earn a minimum of Three Hundred Twenty-Five Thousand Dollars ($325,000) from its participation in the Joint Ventures as a producer or executive producer.

1.2 CLOSING. Subject to the terms and conditions herein, the closing of the transactions contemplated hereby (“Closing”) shall take place at 10 a.m., Pacific Standard Time, on November 7, 2007 or on such other date mutually acceptable to the parties (the “Closing Date”) at the offices of Rutter, Hobbs & Davidoff Incorporated at 1901 Avenue of the Stars, Suite 1700, Los Angeles, California 90067. At the Closing, the Company shall deliver the Shares to the Purchaser free and clear of all liens, pledges and encumbrances of every kind, character and description whatsoever (“Liens”), and the Purchaser shall deliver the Purchase Price to the Company.

2. COMPANY REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Purchaser as follows:

2.1 ORGANIZATION, GOOD, STANDING AND QUALIFICATION. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its Restated Certificate of Incorporation (“Charter”) or bylaws (“Bylaws”). The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate: (i) adversely affect the legality, validity or enforceability of  this Agreement, (ii) have or result in or be reasonably likely to have or result in a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company, taken as a whole, or (iii) adversely impair the Company’s ability to perform fully on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”).

2.2 CAPITALIZATION; VOTING RIGHTS; SUBSIDIARIES.

(a) The authorized capital stock of the Company, as of the date hereof consists of 12,000,000 shares of common stock par value $0.01 of which approximately 6,210,000 shares are issued and outstanding.

(b) There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Company of any of its securities other than this Agreement and Shares owed to current and former directors of the Company for past services in an amount not in excess of Five Hundred Thousand (500,000) Shares.

(c) All issued and outstanding shares of the Company’s Common Stock (a) have been duly authorized and validly issued and are fully paid and nonassessable and (b) were issued by the Company in full compliance with all applicable state and federal laws concerning the issuance of securities.

(d) The Company does not own, directly or indirectly any stock, partnership interest, membership interest, joint venture interest, ownership interest or other security, investment or interest in any corporation, partnership, limited liability company, joint venture, organization or other entity other than the Company’s one hundred per cent (100%) ownership of the single purpose production company “The Big Easy II Film, LLC”.

2.3 AUTHORIZATION AND BINDING OBLIGATIONS. All corporate action on the part of the Company (including the respective officers and directors) necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder at the Closing and, the authorization, sale, issuance and delivery of the Shares has been taken or will be taken prior to the Closing. This Agreement is the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

2.4 NO CONFLICTS. The Company is not in violation or default of (i) any material term of its Charter or Bylaws, or (ii) of any provision of any indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ (“Order”), which violation or default, in the case of this clause (ii), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement, and the issuance and sale of the Shares by the Company pursuant hereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

2.5 FILINGS, CONSENTS AND APPROVALS. The Company is not required to obtain any consent, waiver, authorization or Order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority (“Governmental Authority”) or other Person (as defined in Section 2.9) in connection with the execution, delivery and performance by the Company of this Agreement, other than (i) a current report on Form 8-K announcing the transactions contemplated under this Agreement and (ii) any applicable Blue Sky filings (collectively, the “Required Approvals”).

2.6 LITIGATION. Except as set forth on Schedule 2.6 hereto, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that prevents the Company from entering into this Agreement, or from consummating the transactions contemplated hereby, or which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis to assert any of the foregoing. The Company is not a party or subject to the provisions of any Order of any Governmental Authority. Other than as set forth on Schedule 2.6, there is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

2.7 LIABILITIES. The Company has no liabilities (including, without limitation, contingent liabilities) or commitments except as previously disclosed to the Purchaser in writing.

2.8 MATERIAL CONTRACTS. Copies of all material contracts of the Company (“Material Contracts”) have previously been delivered to the Purchaser. A “change in control” of the Company will not, with or without the passage of time or giving of notice, result in any material violation of, or be in conflict with or constitute a default under any Material Contract.

2.9  RELATED PARTY TRANSACTIONS. There are no agreements, understandings or proposed transactions between the Company and any of its employees, officers, directors, Affiliates or any Affiliate thereof other than (i) as is subject to litigation as described on Schedule 2.6 or (ii) as disclosed in writing to the Purchaser. No Affiliate, employee, officer or director of the Company, or any Family Member of an Affiliate, employee, officer or director of the Company, is indebted to the Company or has any direct or indirect ownership interest in any entity with which the Company is affiliated or with which the Company has a business relationship, or any entity which competes with the Company. No Affiliate, employee, officer or director of the Company, nor any family member of any Affiliate, employee, officer or director of the Company, is, directly or indirectly, interested in any contract or agreement to which the Company is a party (other than such contracts as relate to any such Person’s ownership of Common Stock of the Company). As used herein, “Person” means any corporation, partnership, limited liability company, trust, individual, unincorporated organization or a governmental agency or political subdivision thereof, as the context may require, and “Affiliate” means (x) an “affiliate” as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (y) a Person who directly or indirectly controls, is controlled by or is under common control with the Person specified and (z) any Person owning directly or indirectly at least five percent (5%) of the outstanding equity interests of any other Person.

2.10 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company has good and marketable title to its properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than:

(a) those resulting from taxes which have not yet become delinquent;
(b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company; and
(c) those that have otherwise arisen in the ordinary course of business.

2.11 FILM ASSETS; OTHER ASSETS; INTELLECTUAL PROPERTY.

(a) Set forth on Schedule 2.11 is a complete list of all motion pictures owned by the Company (“Company Film Assets”). To the best of the Company’s knowledge and belief, and apart from as otherwise disclosed to the Purchaser or as otherwise noted on Schedule 2.11, there are no existing obligations, agreements whether written or oral or liabilities to third parties concerning the Company Film Assets, (ii) the Company has good and marketable title to the Company Film Assets, and (iii) the Company owns all prequel, sequel and remake rights to the Company Film Assets.

(b) The Company has previously supplied to the Purchaser in writing a list of all material assets of the Company (including, without limitation, cash on hand) other than the Company Film Assets.

(c) The Company owns or possesses sufficient legal rights to all patents, trademarks (including, without limitation, the trademark “KING’S ROAD ENTERTAINMENT”), service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted, as presently proposed to be conducted (the “Intellectual Property”), without any infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other Person other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(d) The Company is not in breach of any intellectual property right of any third party nor has the Company received any communications alleging that the Company has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person, nor is the Company aware of any basis therefor.

(e) To the best of the Company’s knowledge and belief and apart from as otherwise previously disclosed in writing, no Person is challenging, infringing upon or otherwise violating any right of the Company with respect to any Intellectual Property owned by and/or licensed to the Company other than is currently being disputed by the Company in litigation.

2.12 TAX RETURNS AND PAYMENTS. The Company has timely filed all tax returns (federal, state, local, and foreign) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by the Company on or before the Closing, have been paid or will be paid prior to the time they become delinquent. The Company has not been advised:

(a) that any of its returns, federal, state, local, foreign, or other are being audited as of the date hereof; or

(b) of any deficiency in assessment or proposed judgment to its federal, state, local, foreign, or other taxes.

The Company has no knowledge of any liability for any tax to be imposed upon its properties or assets as of the date of this Agreement for which there are not adequate reserves established.

2.13 EMPLOYEES. The Company is not party to any collective bargaining agreements. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company. Except as previously disclosed to the Purchaser in writing, the Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. Except for employees who have a current effective employment agreement with the Company, no employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company.

2.14  COMPLIANCE WITH LAWS; PERMITS; SEC REPORTS. The Company is not in violation of any applicable statute, rule, regulation, Order or restriction of any Governmental Authority in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No governmental Orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of any of the Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is not current in its filings of reports required to be filed with the SEC under the Exchange Act (“Exchange Act Reports”) and is approximately three (3) years delinquent in its annual reports on Form 10-KSB and quarterly reports on Form 10-QSB.

2.15 ENVIRONMENTAL AND SAFETY LAWS.

(a) Neither the Company nor, to the Company’s knowledge, any other Person (including, without limitation, any previous owner, lessee or sublessee) has treated, stored or disposed of any material amounts of petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on any real property previously or currently owned, leased, subleased or used by the Company in the operation of its business, in violation of any applicable foreign, federal, state or local statutes, regulations or ordinances, or common law, in each case as in existence at or prior to the Closing. To the Company’s knowledge, there have been no releases of any material amounts of hazardous substances on, at or from any assets or properties owned, leased, subleased or used by the Company in the operation of its business during the time such assets or properties were owned, leased, subleased or used by the Company (or, to the Company’s knowledge, prior to such time), including, without limitation, any releases of any material amounts of Hazardous Substances in violation of any law. As used herein, “Hazardous Substances” means petroleum, petroleum products, hazardous waste, pollutants, contaminants or substances that constitute hazardous substances under the Comprehensive Environmental Response, Compensation and Liability Act.

(b) The Company is not in violation of any applicable statute, law or regulation relating to occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.16 BOOKS AND RECORDS. The minute books and other similar records of the Company as made available to the Purchaser contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, board of directors and committees of the board of directors of the Company. The stock transfer ledgers and other similar records of the Company as made available to the Purchaser accurately reflect all record transfers prior to the date hereof in the capital stock of the Company. None of the books and records of the Company are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

2.17 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with the Purchaser without intervention of any individual or entity on behalf of the Company in such manner as to give rise to any valid claim by any individual or entity against the Purchaser or the Company for a finder’s fee, brokerage commission or similar payment.

2.18 DISCLOSURE. All material facts relating to the Company and the Company Film Assets have been disclosed to the Purchaser. No representation or warranty contained in this Agreement, and no statement in any schedule to this Agreement or in any certificate, list or other writing furnished to the Purchaser pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

3. PURCHASER REPRESENTATIONS AND WARRANTIES. The Purchaser hereby represents and warrants to the Company as follows:

3.1 ORGANIZATION, GOOD, STANDING AND QUALIFICATION. The Purchaser is a limited liability company validly existing and in good standing under the laws of the State of California, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

3.2 AUTHORIZATION; ENFORCEABILITY. The Purchaser has the power and authority to purchase the Shares and to execute and deliver this Agreement and to perform the provisions hereof. This Agreement constitutes the Purchaser’s valid and legally binding obligation, enforceable in accordance with its terms.

3.3 NO CONFLICT WITH OTHER INSTRUMENTS. The (i) execution, delivery and performance of this Agreement, and (ii) consummation of the transactions contemplated hereby by the Purchaser has not and will not result in default (and to the knowledge of the Purchaser, no event has occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any instrument or contract to which the Purchaser is a party or by which the Purchaser or any of its property is bound, or in violation of any provision of any governmental requirement applicable to the Purchaser.

3.4 FILINGS, CONSENTS AND APPROVALS. The Purchaser is not required to obtain any consent, waiver, authorization or Order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Purchaser of this Agreement, other than the Required Approvals or any other filing or notice required under federal or state securities laws to report the transactions contemplated in this Agreement.

3.5 PURCHASER FILM ASSETS. The Purchaser Film Assets are in the stages of development and production set forth in Schedule 3.5.

4. COVENANTS

4.1 CONDUCT OF BUSINESS IN THE ORDINARY COURSE. Prior to the Closing Date, the Company shall operate only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, the Company shall not:

(a) Amend the Company’s Charter or Bylaws in any manner;

(b) Issue or sell any shares, warrants, share-options, bonds, notes, or other securities of the Company;

(c) Sell, assign, or transfer any of the Company's assets, tangible or intangible, except in the ordinary course of business;

(d) Mortgage, pledge, create a security interest in, or otherwise encumber any of the Company's assets, tangible or intangible;

(e) Declare or pay any dividends or other distributions to the Company shareholders, whether in case, corporate shares, or kind, or purchase or redeem any of its shares;

(f) Authorize and/or permit the Company to purchase the shares or securities of any other corporation or entity;

(g) Authorize and/or permit the Company to merge or consolidate with or into any other corporation, or liquidate or dissolve;

(h) Authorize and/or permit the Company to lend any of its funds or act as a guarantor or surety;

(i) Authorize and/or permit the Company to borrow any funds other than in the ordinary course of business from any source whatsoever, whether secured or unsecured;

(j) Authorize and/or permit the Company to enter into any contract or transaction other than that in the ordinary course of business; and

(k) Divert any business opportunities of the Company to any other Person.

4.2 EXCHANGE ACT REPORTS FOR COMPANY AND PURCHASER. The Company shall use its best efforts to become current in its filing of Exchange Act Reports. After the Company becomes current in filing its Exchange Act Reports, the Company shall use its best efforts to file Exchange Act Reports in a timely manner and refrain from terminating its status as an issuer required to file Exchange Act Reports even if the Exchange Act or the rules or regulations thereunder would permit such termination. The Company shall prepare and timely file with the SEC, at the Company’s expense, any filings pursuant to Section 13 or 16 of the Exchange Act that are required for the Purchaser in connection with the transactions described in this Agreement or in the future.

4.3 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC that may at any time permit the sale by the Purchaser of the Company’s securities to the public without registration, the Company agrees that once it has become current in filing its Exchange Act Reports, the Company shall use its best efforts to:

(a)  make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), at all times;

(b)  file with the SEC in a timely manner all Exchange Act Reports; and

(c)  furnish to the Purchaser forthwith upon reasonable request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing the Purchaser to sell any securities without registration. The Company shall take all action reasonably requested by the Purchaser to facilitate the transfer of the Company’s securities pursuant to Rule 144.

4.4 DIRECTORS AND OFFICERS INSURANCE. The Company shall obtain directors and officer’s insurance covering the Purchaser’s designee(s) on the Board of Directors as soon as practicable after the Company is in compliance with its Exchange Act Reports. Such D&O Insurance shall be from a carrier reasonably acceptable to the Purchaser and be in an amount and have deductibles in amounts reasonably satisfactory to the Purchaser.

4.5 BOARD SEATS. Within thirty (30) days of the date hereof, the Board shall take such actions as are legally required to allow the Purchaser to appoint such number of individuals designated by the Purchaser to the Company’s Board of Directors to fill such number of either vacant or newly created seats as is required to grant the Purchaser representation on the Board which is pro rata with its shareholding in the Company as of the Closing.

4.6 AMENDMENT OF CHARTER AND BYLAWS. The Company shall, as soon as practicable, but not later than ninety (90) days from the Closing Date, hold a shareholders meeting to: (i) restate the Company’s Charter to eliminate the requirement of a classified board of directors; (ii) restate the Company’s Bylaws to update and standardize as recommended by Purchaser’s counsel; and (iii) take and ratify any other clean-up measures recommended by Purchaser or its agents.

4.7 KICKBOXER CHAIN OF TITLE. Within thirty (30) days of the Closing, the Company shall demonstrate the chain of title to the “Kickboxer” film series and establish, to the satisfaction of the Purchaser, the Company’s (A) sole and exclusive ownership of (i) all prequel, sequel and remake rights relating to the “Kickboxer” film series in any and all media now existing or hereafter devised (including, without limitation, theatrical, television, home video, Internet, mobile phone and wireless media) and all ancillary rights related to any such prequels, sequels or remakes (including, without limitation, video game, novelization, legitimate stage, theme park and sound track) and (ii) the name “Kickboxer” as it relates to motion pictures (collectively, (i) and (ii), “Kickboxer Rights”) and (B) unencumbered right to exploit all Kickboxer Rights throughout the universe in perpetuity. If the Company fails to comply with the immediately preceding sentence, then the Company shall within forty (40) days of the Closing deliver an additional Five Hundred Fifty Thousand Shares (550,000) (the “Additional Shares”) to the Purchaser for no additional consideration, financial or otherwise. Any Additional Shares issued to the Purchaser shall be in addition to the 4.45 million Shares delivered at Closing so that in the event Additional Shares are issued to the Purchaser, the aggregate amount of Shares issued by the Company pursuant to this Agreement with 5 million.

4.8 PURCHASER FILM ASSETS. The Purchaser agrees to permit the Company’s participation as Executive Producer and Producer in these projects so that the Company is able to receive aggregate fees from the Purchaser Film Assets of not less than $325,000; provided, however, that the Purchaser does not guaranty the actual financing or production of each individual film.

4.9 EXPENSES. The aggregate expenses of the Company and the Purchaser in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts will be shared 50:50 by the Company and the Purchaser.

4.10 FULFILLMENT OF CONDITIONS. Each party shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the other party contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

4.11 TAXES. All transfer, documentary, sales, use, stamp registration and other similar taxes imposed by any Governmental Authority (including any state, county, local or other taxing authority) as a result of the purchase of the Shares shall be duly and timely paid by the Company. The Company shall duly and timely file all tax returns in connection with such taxes. The Company shall give a copy of each such tax return to the Purchaser for its review with sufficient time for the provision of comments prior to filing.

4.12 NO SOLICITATIONS. The Company shall not take, nor shall it permit any of its Affiliates (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Company or permitting access to the assets, properties or books and records of the Company) any offer or inquiry from any Person concerning the direct or indirect acquisition of the Company, the assets of the Company, the Company Film Assets or any equity interest in the Company other than the Purchaser. If the Company or any of its Affiliates (or any Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, the Company shall promptly advise such Person, by written notice, of the terms of this Section 4.12 and shall promptly, orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser.

4.13 OCTOBER 31, 2007 FINANACIAL INFORMATION. The Company shall deliver the following financial statements to the Purchaser as soon as each is available: (i) the balance sheet of the Company as of October 31, 2007, (ii) the income statement of the Company for the six months ending October 31, 2007 and (iii) the cash flow statement of the Company for the six months ending October 31, 2007. Such financial statements shall be prepared in a manner consistent with prior Company financial statements that have been delivered to the Purchaser and may be unaudited.

4.14  REGISTRATION RIGHTS.

(a) If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to stock option or other employee benefit plans or (ii) a registration relating solely to a transaction described under Rule 145 as promulgated under the Securities Act,, the Company shall:

(i) promptly (and in any event at least thirty (30) days prior to the filing date) give the Purchaser written notice thereof (a “Registration Notice”); and

(ii) include in such registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all Shares specified in a written notice delivered by the Purchaser to the Company within twenty (20) days after the Purchaser’s receipt of a Registration Notice from the Company.

From and after the date hereof, the Company shall not, without the prior written consent of the Purchaser enter into any agreement with any Person who holds securities of the Company extending registration rights to such Person, if the extension of such registration rights would be senior or pari passu to the rights of the Purchaser under this Agreement. The Company shall bear all expenses associated with any registration described in this Section 4.14.

(b) The Company shall indemnify (i) the Purchaser, (ii) the Purchaser’s officers, directors, partners and agents, and (iii) each person controlling the Purchaser within the meaning of Section 15 of the Securities Act ((i), (ii) and (iii), collectively “Purchaser Parties”) with respect to whom registration, qualification or compliance has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, state securities or Blue Sky laws or any rule or regulation promulgated under any of the foregoing applicable to the Company in connection with a registration, qualification or compliance, and the Company shall reimburse the Purchaser Parties for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any claim, loss, damage, liability or action, provided, however, that the Company shall not be liable in any case to the extent that any claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by the Purchaser.

(c) If the indemnification provided for in this Section 4.14 shall for any reason be unavailable to an Purchaser Party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then the Company shall, in lieu of indemnifying that Purchaser Party, contribute to the amount paid or payable by that Purchaser Party as a result of the loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative fault of the Company on the one hand and the Purchaser Party on the other with respect to the statements or omissions that resulted in the loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied specifically for use in any registration statement, prospectus, offering circular or other similar document by the Company on the one hand or the Purchaser Party on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission, but not by reference to any Purchaser Party’s stock ownership in the Company. In no event, however, shall a Purchaser Party be required to contribute in excess of the amount of the net proceeds received by such Purchaser Party in connection with the sale of Shares in the offering that is the subject of the loss, claim, damage or liability. The amount paid or payable by a Purchaser Party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this paragraph shall be deemed to include, for purposes of this paragraph, any legal or other expenses reasonably incurred by the Purchaser Party in connection with investigating or defending the action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of fraudulent misrepresentation.

5. CONDITIONS TO CLOSING.

5.1 CONDITIONS TO OBLIGATIONS OF PURCHASER.

(a) Representations and Warranties.  The representations and warranties set forth in Article 2 shall be true and correct in all material respects as of the date hereof and as of the Closing Date.

(b) Covenants. The Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date.

(c) Officer’s Certificate. The Purchaser shall have received a certificate, executed by the President and the Secretary of the Company, certifying that (i) the representations and warranties set forth in Article 2 are true and correct in all material respects as of the date hereof and as of the Closing Date and (ii) the Company has performed and complied with all of its covenants hereunder in all material respects through the Closing.

(d) Secretary’s Certificate. The Purchaser shall have received a certificate, executed by the Secretary of the Company, with the following attachments: (i) a certificate issued by the State of California evidencing the good standing of the Company as of a date not more than ten (10) days prior to the Closing Date, (ii) a certified copy of the Company’s Charter, (iii) a certified copy of the Company’s Bylaws, and (iv) a certified copy of resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement (the “Transactions”), which resolutions shall not have been amended, modified or supplemented and be in full force and effect as of the Closing Date.

(e) Stock Certificates. (i) The Purchaser shall have received a stock certificate, registered in Purchaser’s name, representing the 3.99 million Shares. Such certificate shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO KINGS ROAD ENTERTAINMENT, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.”

(ii) Hagen Behring shall have received a stock certificate, registered in the name of Hagen Behring, representing Four Hundred Sixty Thousand (460,000) Shares. Such certificate shall bear the following legends:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO KINGS ROAD ENTERTAINMENT, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE ARE SUBJECT TO (1) AN IRREVOCABLE PROXY IN FAVOR OF WEST COAST PICTURES, LLC (“WEST COAST”) AND (2) A RIGHT OF FIRST REFUSAL IN FAVOR OF WEST COAST AS SET FORTH IN THE RECAPITALIZATION AGREEMENT, DATED AS OF OCTOBER 24, 2007 AMONG WEST COAST, HAGEN BEHRING AND SVEN EBELING.

The foregoing stock certificate evidencing Four Hundred Sixty Thousand (460,000) Shares is to be issued to Behring at the direction of the Purchaser, and the Shares evidenced by such stock certificate comprise a portion of the 4.45 million Shares being purchased by the Purchaser pursuant to this Agreement.

(f) Transfer Agent Statement. The Purchaser shall have received a statement from the Company’s transfer agent evidencing that approximately 10,660,000 shares of Company common stock will be outstanding immediately after giving effect to the issuances of Shares to the Purchaser and Hagen Behring on the Closing Date.

(g) Legal Opinion. The Purchaser shall have received a copy of the legal opinion from counsel to the Company to the transfer agent of the Company relating to the issuance of the Shares with language allowing the Purchaser to rely on such opinion.

(h) Lien Search. The Purchaser shall have received the results of a recent lien search in each of the jurisdictions where the Company’s assets are located, and such search shall reveal no Liens on any of Company assets other than any Liens in favor of guilds or trade unions that are released in the normal course of the Company’s business.

(i) No Proceedings. No action, suit or proceeding shall be pending or threatened before any Governmental Authority wherein an Order would (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, (iii) affect adversely the right of the Purchaser to own the Shares, or (iv) affect adversely the right of the Company to own its assets and to operate its businesses, and no such Order shall be in effect.

(j) No Material Adverse Change. There shall have occurred since September 30, 2007 any event or development, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY.

(a) Representations and Warranties.  The representations and warranties set forth in Article 3 shall be true and correct in all material respects as of the date hereof and as of the Closing Date.

(b) Covenants. The Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate, executed by a member of the Purchaser, certifying that (i) the representations and warranties set forth in Article 3 are true and correct in all material respects as of the date hereof and as of the Closing Date and (ii) the Purchaser has performed and complied with all of its covenants hereunder in all material respects through the Closing.

(d) Good Standing Certificate. The Company shall have received a certificate issued by the State of California evidencing the good standing of the Purchaser as of a date not more than ten (10) days prior to the Closing Date.

6. TERMINATION.

6.1 TERMINATION. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) Mutual Consent. By written agreement of the Purchaser and the Company;

(b) Delay. By either the Company or the Purchaser if the Closing shall not have occurred on or before November 30, 2007;

(c) Injunction. By either the Company or the Purchaser if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which remains in effect, and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions and such Order is or will have become non appealable;

(d) Breach by the Purchaser. By the Company if any representation or warranty of the Purchaser is untrue in any material respect, or the Purchaser has breached any of its covenants or agreements hereunder in any material respect, and the breach remains uncured for more than seven (7) days after written notice thereof from the Company; or

(e) Breach by the Company. By the Purchaser, if any representation or warranty of the Company is untrue in any material respect, or the Company has breached any of its covenants or agreements hereunder in any material respect, and the breach remains uncured for more than seven (7) days after written notice thereof from the Purchaser.

6.2 EFFECT OF TERMINATION. If this Agreement is terminated as provided herein, this Agreement will become void and of no further force and effect, except for the provisions of (a) Section 4.9 relating to expenses, (b) Section 8.2 relating to governing law, (c) Section 8.3 relating to arbitration, (d) Section 8.8 relating to notices, and (e) this Section 6.2. Nothing in this Section 6.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

7. INDEMNIFICATION.

The Company shall indemnify and hold harmless the Purchaser and its Affiliates and each of its or their directors, officers, members, managers, employees, advisors, shareholders, representatives, agents successors and assigns (collectively, the “Indemnified Parties”) from and against any and all losses, damages, liabilities, judgments, objections, costs, and expenses, including but not limited to reasonable attorneys' fees sustained, suffered, or incurred by or imposed upon any Indemnified Party as a result of any claim, action, suit or proceeding arising out of, based upon or related to: (i) liabilities of the Company or its Affiliates other than those previously disclosed to the Purchaser in writing; (ii) any tax liability of the Company or its Affiliates (other than taxes for which the Purchaser is expressly responsible pursuant to this Agreement); and (iii) any breach of any representation, warranty, covenant, agreement or obligation made by the Company pursuant to this Agreement.

8. MISCELLANEOUS.

8.1 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto and thereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

8.2 CHOICE OF LAW. This Agreement shall be governed under the laws of the State of California, without regard to conflicts of law.

8.3  ARBITRATION. In the event of any controversy, dispute or claims arising out of or related to this Agreement, or the interpretation, breach, termination or validity hereof, the parties shall submit such controversy, dispute or claim to binding arbitration hereunder. All arbitration proceedings pursuant to this section shall be before a retired judge of JAMS. In the event that the parties are unable to agree upon the selection of any arbitrator, any party may request JAMS to appoint such arbitrator. Arbitration of the dispute shall commence no later than thirty (30) days after the selection or appointment of such arbitrator. The arbitrator shall be bound by the express terms of this Agreement and shall endeavor to reach his decision as quickly as possible, which decision shall be final and binding on the parties to this Agreement. The arbitrator shall also have the power to award costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) to the prevailing party. Application to enforce the arbitrator’s decision can be made in any court or other tribunal of competent jurisdiction; any other application or dispute shall be submitted to the United States District Court for the Central District of California, Los Angeles Division or the Los Angeles County Superior Court for determination. The rules of discovery then pertaining to the United States District Court for the Central District of California, Los Angeles Division, or a California State Court of Law, as the case may be, shall apply to any such arbitration, including, without limitation, sections 1283.01 and 1283.05 of the California Code of Civil Procedure, the provisions of which are hereby incorporated herein and made a part hereof by reference. The provisions of the California Arbitration Statute, contained in the California Code of Civil Procedure Section 1280 et seq. shall apply. The parties hereby irrevocably consent to arbitration to be held within Los Angeles County, California and irrevocably waive any objections that they may have based on improper venue or inconvenient forum in Los Angeles County.

NOTICE: BY SIGNING THIS AGREEMENT, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE MANDATORY ARBITRATION OF DISPUTES’ PROVISION DECIDED BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY SIGNING THIS AGREEMENT, YOU ARE WAIVING YOUR RIGHT TO A JURY TRIAL AND GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH DISCOVERY RIGHTS ARE SPECIFICALLY INCLUDED IN THE ARBITRATION OF DISPUTES’ PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE APPLICABLE STATE STATUTE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.
EACH PARTY TO THIS AGREEMENT REPRESENTS THAT HE, SHE OR IT HAS READ AND UNDERSTANDS THE FOREGOING AND AGREES TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES’ PROVISION TO NEUTRAL ARBITRATION.

8.4 COUNTERPARTS. This Agreement may be signed in one (1) or more counterparts, each of which shall constitute an original but all of which together shall be one (1) and the same document. Signatures received by facsimile shall be deemed to be original signatures.

8.5 PARTIAL INVALIDITY. Each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of the provision to any Person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of the provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or unenforceability, unless the provision or its application is essential to this Agreement.

8.6 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

8.7 DRAFTING AMBIGUITIES. Each party to this Agreement and their legal counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement.

8.8 NOTICES. Any notice from one party to another shall be delivered either personally, via facsimile or by United States mail, postage fully prepaid, addressed as set forth under each party’s signature block. Any notice being delivered within the continental United States shall be deemed delivered upon (a) personal service, (b) transmission via facsimile (with the original thereof to be immediately sent via mail, postage prepaid), or (c) forty eight (48) hours after the time of deposit in the mail, as the case may be. In the event any Party changes its address, such change of address shall be communicated to the other Party in the manner set forth in this Section.

8.9 DEFINITION OF KNOWLEDGE. For the purposes of this Agreement, the Company shall only be deemed to have “knowledge” of a particular fact or other matter, if an executive officer of the Company is actually aware of such fact or matter, or a reasonably prudent individual operating in the capacity of an executive officer of the Company could be expected to discover or otherwise become aware of such fact or matter in the ordinary course of fulfilling the responsibilities of an executive officer.

8.10 INTERPRETATION/REPRESENTATION. Wherever the context of this Agreement requires, all words used in the singular shall be construed to have been used in the plural, and vice versa, and the use of any gender specific pronoun shall include any other appropriate gender. The conjunctive “or” shall mean “and/or” unless otherwise required by the context in which the conjunctive “or” is used.

8.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the parties to this Agreement covenants and agrees that its respective representations, warranties, covenants and statements and agreements contained in this Agreement and the exhibits hereto, and in any documents delivered in connection herewith, shall survive the Closing Date indefinitely.

8.12 SUCCESSORS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Shares from time to time, other than any holders of Common Stock which has been sold by the Purchaser pursuant to Rule 144 or an effective registration statement.

8.13 AMENDMENT AND WAIVER. The parties may by mutual agreement amend this Agreement in any respect, and any party may (a) extend the time for the performance of any of the obligations of any other party, and (b) waive (i) any inaccuracies in representations by the other party, (ii) compliance by the other party with any of the agreements contained herein and performance by the other party of its obligations contained herein, and (iii) the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

8.14 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, by law or otherwise afforded to any party, shall be cumulative and not alternative.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

KINGS ROAD ENTERTAINMENT, INC.

/s/ Philip Holmes
Name: Philip Holmes
Title: President

Address for Notices:
Kings Road Entertainment, Inc. 468 North Camden Drive, Suite 300 Beverly Hills, California 90210 Attention: Philip Holmes, President

WEST COAST PICTURES, LLC

/s/ Sven Ebeling
Name: Sven Ebeling
Title: Member

Address for Notices:
West Coast Pictures, LLC 6 CoCo Place Pacific Palisades, California 90272-4642 Attention: Sven Ebeling

With a copy to:

Rutter, Hobbs and Davidoff Incorporated 1901 Avenue of the Stars, Suite 1700 Los Angeles, California 90067 Attention: Steven C. Papkin

SCHEDULE 2.6 -- Litigation

John Burnley vs. KRE and certain Directors
Refer to current SEC filings for details - 8-K dated
Retained Counsel: Ken Nathanson of Sherman & Nathanson, Beverly Hills.

Christian DeFrank vs KRE and certain Directors
Refer to current SEC filings for details
Retained Counsel: Ken Nathanson of Sherman & Nathanson, Beverly Hills.

KRE vs Christian DeFrank
Refer to current SEC filings for details
Retained Counsel: Richard Charnley Esq. of Ropers, Majeski, Kohn & Bentley, Los Angeles.

The Company is not aware of any further pending claims or assessments, other than as described above, which may have a material adverse impact on the Company’s financial position or results of operations.

SCHEDULE 2.6

SCHEDULE 2.11 - FILM LIBRARY

As of October 31, 2007 the Company has produced or co-produced twenty-five pictures, eighteen of which were theatrically released in the domestic market and eight of which were released directly to video or pay television in the domestic market, as follows:

Title	Principal Cast	Release Date	Remake Rights*
All of Me	Steve Martin, Lily Tomlin	September 1984	N/A
Creator	Peter O'Toole, M. Hemingway way	September 1985	Available
Enemy Mine	Dennis Quaid, Louis Gossett, Jr.	December 1985	N/A
The Best of Times	Robin Williams, Kurt Russell	January 1986	Available
Touch & Go	Michael Keaton, C. Alonso	August 1986	N/A
Morgan Stewart's Coming Home	Jon Cryer, Lynn Redgrave	February 1987	Available
The Big Easy	Dennis Quaid, Ellen Barkin	August 1987	Available
In the Mood	Patrick Dempsey, D'Angelo	September 1987	N/A
Rent-A-Cop	Burt Reynolds, Liza Minelli	January 1988	Available
The Night Before	Keanu Reeves, Lori Louglin	March 1988	Available
My Best Friend is a Vampire	Robert Sean Leonard, Pollack	May 1988	Available
Jacknife	Robert DeNiro, Ed Harris	March 1989	Available
Time Flies When You’re Alive	Paul Linke	July 1989	Available
Kickboxer	Jean Claude Van Damme	August 1989	Available
Homer & Eddie	Whoopi Goldberg, J. Belushi	December 1989	Available
Blood of Heroes	Rutger Hauer, Joan Chen	February 1990	Available
Kickboxer II	Sasha Mitchell, Peter Boyle	June 1991	Available
Kickboxer III	Sasha Mitchell	June 1992	Available
Paydirt	Jeff Daniels, C. O'Hara	August 1992	N/A
Knights	Kris Kristofferson, Kathy Long	November 1993	Available
Brainsmasher. A Love Story	Andrew Dice Clay, T. Hatcher	November 1993	Available
Kickboxer IV	Sasha Mitchell	July 1994	Available
The Stranger	Kathy Long	March 1995	Available
The Redemption (Kickboxer 5)	Mark Dacascos	August 1995	Available
Ticker	Steven Seagal, T. Sizemore	April 2001	Available

Additionally the Company has profit participation in the following theatrical film releases:

•	SLAP SHOT (1977). Starring Paul Newman and Michael Ontkean. Directed by George Roy Hill (famous for “Butch Cassidy and the Sundance Kid”).
•	FAST BREAK (1979). Starring Gabe Kaplan
•	LITTLE DARLINGS (1980). Starring Tatum O’Neal, Kristy McNichol and Matt Dillon
•	THE HAUNTED HEART (1996). Starring Diane Ladd, Olympia Dukakis

Remake rights: As a general rule, all rights are controlled or owned solely by Kings Road, or jointly by Kings Road and Icon, with respect to feature film remakes, prequels, and sequels. The exceptions are noted in the table) and the above four co-productions in which the Company has profit participation.

SCHEDULE 2.11

SCHEDULE 3.5 - PURCHASER FILM ASSETS

PROJECT 1.
Working Title/Genre: Sophie and the Dream Bandits / Family Entertainment 3D animation
Underlying Rights: WCP
Status: Early pre-production: Shooting script available, key character design finalized, service production studio (US) determined (contract in negotiation), contract in negotiation for production score and soundtrack.
Estimated Timetable: ADR and preproduction 1-6/2008, principle production completed by 5/2009. Estimated release October 2009.
Budget Range: US $8 - 10 million.
Kings Road Entertainment’s Participation: Producers/Executive Producers, Fees to be determined. Backend participation.
Existing Commitments*: Script polishing $10k 5/2008

PROJECT 2.
Working Title/Genre: Myth of Darkness / Historical Thriller
Underlying Rights: WCP
Status: In development:
Estimated Timetable: Beginning of preproduction 2Q/2008, principle photography completed begin 4Q/2008. Estimated release October 2009.
Budget Range: US $6 - 8 million.
Kings Road Entertainment’s Participation: Producers/Executive Producers, Fees to be determined. Backend participation.
Existing Commitments*: Option extension fee $40k. Outstanding re-write fee $5k.

PROJECT 3.
Working Title/Genre: Desolate / Horror Thriller
Underlying Rights: WCP & Partner / Candy Heart Productions / Stan Winston Productions
Status: Shooting script available.
Estimated Timetable: Start preproduction 2Q/2008 Principle photography 4Q/2008. Release Summer 2009.
Budget Range: US $4 - 6 million.
Kings Road Entertainment’s Participation: Producers/Executive Producers, Fees to be determined. Backend participation.
Existing Commitments*: None. Currently in negotiation is the sale of the underlying rights to the project partners by WCP.

PROJECT 4.
Working Title/Genre: Cold Season / Crime Thriller
Underlying Rights: WCP
Status: In development: First draft script available. Rewrite under negotiation.
Estimated Timetable: Preproduction 3Q/2008, principle production completed by 4Q/2008. Estimated release Summer 2009.
Budget Range: US $4 - 6 million.
Kings Road Entertainment’s Participation: Producers/Executive Producers, Fees to be determined. Backend participation.
Existing Commitments*: None, but script rewrite ca. $18k.

SCHEDULE 3.5

PROJECT 5.
Working Title/Genre: Vukovar / Balkan War Drama
Underlying Rights: None.
Status: Service Production Job. Optional; Co-/Executive producer
Estimated Timetable: 2009
Budget Range: US $ 9 - 11 million.
Kings Road Entertainment’s Participation: Service production fee + producer fees and backend to be negotiated.
Existing Commitments*: None.

*Existing commitments includes only those amounts that are committed and would be non-recoverable if production did not proceed.

SCHEDULE 3.5